Exhibit 99.1

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec

Canada H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Contact Information:

Laurie W. Little

949-461-6002

laurie.little@valeant.com

Valeant Announces Redemption of the Remaining $465.5 Million Aggregate

Principal Amount of its Outstanding 6.50% Senior Notes due 2016

LAVAL, QUEBEC, December 2, 2013 – Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX:VRX) today announced that its wholly owned subsidiary, Valeant Pharmaceuticals International, will redeem the remaining $465.5 million aggregate principal amount of its outstanding 6.50% Senior Notes due 2016 CUSIP Nos. 91911XAR5, U9098VAH5 (the “Notes”) and has mailed an irrevocable notice of redemption for the Notes. On November 15, 2013, Valeant Pharmaceuticals International mailed an irrevocable notice of redemption for $450 million aggregate principal amount of the Notes.

On December 2, 2013, a copy of the irrevocable notice of redemption with respect to the remaining Notes was mailed to record holders of the Notes by The Bank of New York Mellon Trust Company, N.A., 400 South Hope Street, Suite 400, Los Angeles, CA 90071, as trustee under the indenture governing the Notes.

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, eye health, neurology, and branded generics. More information about Valeant Pharmaceuticals International, Inc. can be found at www.valeant.com.

Caution Regarding Forward-Looking Information and “Safe Harbor” Statement

This press release may contain forward-looking statements, including, but not limited to, the redemption of our notes. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in our most recent annual and quarterly reports and detailed from time to time in our other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. We undertake no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, except as required by law.

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